Exhibit 10.1

Amended and Restated Non-Employee Director Compensation Policy

All members of the Board of Directors (the “Board”) of Zendesk, Inc. (the “Company”) that are not employees of the Company or its subsidiaries shall be paid the compensation in this Amended and Restated Non-Employee Director Compensation Policy (the "Policy") for services as a director.

Service Retainers
Annual Retainer for Board Membership:	$35,000
Additional Retainer for Lead Independent Director:	$20,000
Additional Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member (non-Chair):	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member (non-Chair):	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member (non-Chair)	$5,000

All directors eligible to receive compensation under the Policy shall have the option to elect to receive their retainers in the form of restricted stock units with a fair market value equal to the value of the retainer to be paid during such period in lieu of cash. Each such director shall make such election for each year for which they are eligible to receive compensation under the Policy prior to the commencement of such year or within 30 days of such director’s initial appointment to the Board. For directors making the election to receive their retainers in restricted stock units, one quarter of the total annual retainer shall be granted on each of February 15, May 15, August 15, and November 15 (or if such day is not a business day, the next business day following such date). The restricted stock units shall be fully-vested upon grant.

Annual Compensation

Annual Equity Grants: Each non-employee director shall receive an annual equity grant of restricted stock units under the Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) having a fair market value of $200,000. The restricted stock units shall vest in full on the anniversary of the date of grant, subject to such director’s continued service as a director through the vesting date. The restricted stock units shall vest in full upon the closing of a Sale Event (as defined in the 2014 Plan). All subsequent annual equity grants shall be made to non-employee directors that are elected/re-elected at the Company’s annual meeting of stockholders on the date of such annual meeting of stockholders.

Initial Equity Grants: Upon such director’s initial appointment to the Board, each non-employee director shall receive an equity grant of restricted stock units under the 2014 Plan having a fair market value equal to $200,000, as pro-rated for the amount of time remaining until the anniversary of the most recent annual meeting of stockholders. The restricted stock units shall vest in full on the anniversary of the Company’s most recent annual meeting of stockholders, subject to such director’s continued service as a director through the vesting date. The restricted stock units shall vest in full upon the closing of a Sale Event (as defined in the 2014 Plan).

Determination of Value of Restricted Stock Units

The fair market value of the grant of restricted stock units under this Policy shall be equal to the average closing price of the Company’s common stock over the 30 trading days prior to the date of grant. All equity grants under this Policy will be made automatically in accordance with the terms of this Policy and the 2014 Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee.